Exhibit 10.24

Non-Employee Director Compensation

We currently pay our non-employee directors annual retainer of $35,000, plus $1,000 per day for attendance at meetings of the Board of Directors or $500 if the meeting is telephonic.  Pay for attendance at meetings of Committees of the Board of Directors is $750 per day or $375 if the meeting is telephonic.  Each Chairperson of a Committee of the Board of Directors also receives an annual retainer.  The annual retainer is for the Audit Committee Chairperson, the Compensation Committee Chairperson and the Nominating Governance Committee Chairperson is $18,500, $7,500 and $5,000, respectively.

Our non-employee directors receive an option to purchase 1,500 shares of our common stock quarterly on the date that is two days after the public announcement of our earnings for the immediately preceding quarter.  Such options become exercisable one year after the grant date and expire ten years after the grant date.